Exhibit 99.2

FINANCIAL STATEMENTS

TALLGRASS PONY EXPRESS
PIPELINE, LLC

For the six months ended June 30, 2014 and 2013 (unaudited), the year ended December 31, 2013, and the period from November 13, 2012 to December 31, 2012

Independent Auditor's Report

To the Partners of Tallgrass Development, LP:

We have audited the accompanying financial statements of Tallgrass Pony Express Pipeline, LLC which comprise the balance sheets as of December 31, 2013 and December 31, 2012 and the related statements of loss, member’s equity and of cash flows for the year ended December 31, 2013, and for the period from November 13, 2012 to December 31, 2012.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on the financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tallgrass Pony Express Pipeline, LLC at December 31, 2013 and December 31, 2012, and the results of its operations and its cash flows for the year ended December 31, 2013, and for the period from November 13, 2012 to December 31, 2012 in accordance with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP
Denver, Colorado
October 3, 2014

TALLGRASS PONY EXPRESS PIPELINE, LLC
CONSOLIDATED STATEMENTS OF LOSS

				Period from
	Six Months Ended June 30,		Year Ended	November 13 to
	2014	2013	December 31, 2013	December 31, 2012
	(Unaudited)
	(in thousands)
Operating Costs and Expenses:
Depreciation and amortization	$1,514	$1,514	$3,028	$378
General and administrative	—	2	128	—
Total Operating Costs and Expenses	1,514	1,516	3,156	378

Operating Loss	(1,514)	(1,516)	(3,156)	(378)

Interest expense	—	—	(28)	—

Net Loss to Member	$(1,514)	$(1,516)	$(3,184)	$(378)

The accompanying notes are an integral part of these financial statements.

TALLGRASS PONY EXPRESS PIPELINE, LLC
CONSOLIDATED BALANCE SHEETS

	June 30, 2014	December 31, 2013	December 31, 2012
	(unaudited)
	(in thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$10	$—	$—
Prepayments	912	—	—
Total Current Assets	922	—	—
Construction work-in-progress	937,197	459,026	—
Intangible asset, net	101,053	102,567	105,595
Other deferred charges	5,063	4,563	—
Total Assets	$1,044,235	$566,156	$105,595

LIABILITIES AND MEMBER'S EQUITY
Current Liabilities:
Accounts payable	$105,338	$89,212	$—
Accrued other current liabilities	209	35	—
Total Current Liabilities	105,547	89,247	—
Commitments and Contingencies
Member's Equity:
Member's Equity	938,688	476,909	105,595
Total Member's Equity	938,688	476,909	105,595
Total Liabilities and Member's Equity	$1,044,235	$566,156	$105,595

The accompanying notes are an integral part of these financial statements.

TALLGRASS PONY EXPRESS PIPELINE, LLC
CONSOLIDATED STATEMENT OF MEMBER’S EQUITY

Member's Equity
(in thousands)
Balance at November 13, 2012 (see Note 3)	$105,973
Net loss to Member	(378)
Balance at December 31, 2012	$105,595
Contributions from Member	374,498
Net loss to Member	(3,184)
Balance at December 31, 2013	$476,909
Contributions from Member (unaudited)	463,293
Net loss to Member (unaudited)	(1,514)
Balance at June 30, 2014 (unaudited)	$938,688

The accompanying notes are an integral part of these financial statements.

TALLGRASS PONY EXPRESS PIPELINE, LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS

				Period from
	Six Months Ended June 30,		Year Ended	November 13 to
	2014	2013	December 31, 2013	December 31, 2012
	(Unaudited)
	(in thousands)
Cash Flows from Operating Activities:
Net loss to Member	$(1,514)	$(1,516)	$(3,184)	$(378)
Adjustments to reconcile net loss to net cash flows from operating activities:
Depreciation and amortization	1,514	1,514	3,028	378
Changes in components of working capital:
Prepayments	(912)	(155)	—	—
Accounts payable and accrued liabilities	172	16	35	—
Other deferred charges	(500)	(1,056)	(4,563)	—
Net Cash Provided by Operating Activities	(1,240)	(1,197)	(4,684)	—

Cash Flows from Investing Activities:
Capital expenditures	(462,043)	(104,550)	(286,824)	—
Purchase of Pony Express Assets	—	—	(82,990)	—
Net Cash Used in Investing Activities	(462,043)	(104,550)	(369,814)	—

Cash Flows from Financing Activities:
Contributions from Member	463,293	105,747	374,498	—
Net Cash Provided by Financing Activities	463,293	105,747	374,498	—

Net Change in Cash and Cash Equivalents	10	—	—	—
Cash and Cash Equivalents, beginning of period	—	—	—	—
Cash and Cash Equivalents, end of period	$10	$—	$—	$—

Schedule of Noncash Investing and Financing Activities:
Increase in accrual for payment of property, plant and equipment	$16,128	$29,991	$89,212	$—
Fair value of assets acquired	$—	$—	$—	$105,973

The accompanying notes are an integral part of these financial statements.

TALLGRASS PONY EXPRESS PIPELINE, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Description of Business
Tallgrass Pony Express Pipeline, LLC (“Pony Express”), formerly known as Kinder Morgan Pony Express Pipeline LLC, is a Delaware limited liability company, an indirect wholly-owned subsidiary of Tallgrass Development, LP (“TD”). Pony Express was formed on September 8, 2011 for the purpose of acquiring approximately 430 miles of natural gas pipeline, along with the associated rights of way and certain other equipment (the “Pony Express Assets”). The Pony Express Assets were abandoned by Tallgrass Interstate Gas Transmission, LLC (“TIGT”), a wholly-owned subsidiary of Tallgrass Energy Partners, LP (“TEP”), and are being converted from natural gas transportation service to crude oil transportation service by Pony Express. Pony Express is converting the Pony Express Assets into an oil pipeline to serve the Bakken Shale and other nearby oil producing basins and constructing an approximately 260-mile southward extension of the converted oil pipeline to provide deliveries to Cushing, Oklahoma. The approximately 690-mile oil pipeline, referred to as the Pony Mainline, connecting the Bakken Shale to Cushing, Oklahoma is expected to be placed in service during the fourth quarter of 2014.
Pony Express holds a 99.8% equity interest in Tallgrass Pony Express Pipeline (Colorado), Inc., which is currently constructing an approximately 66-mile lateral in Northeast Colorado, referred to as the Northeast Colorado Lateral, that will interconnect with the Pony Mainline just east of Sterling, Colorado. The Northeast Colorado Lateral is expected to be placed in service during the first half of 2015. Pony Express also holds a 100% equity interest in NECL Realty Holdings, LLC, which was formed for the purchase of real estate related to the Northeast Colorado Lateral right of way.
Pony Express was previously owned by Kinder Morgan Energy Partners, LP (“KMP”). The general partner interest in KMP is owned by Kinder Morgan, Inc. (“KMI”). On May 1, 2012, the Federal Trade Commission (“FTC”) voted to accept a proposed settlement order regarding KMI’s then pending acquisition of El Paso Corporation (“EP”). The settlement order required KMI to divest certain assets held by KMP to an FTC-approved buyer within 180 days from May 25, 2012, the date that KMI consummated the EP acquisition. On August 20, 2012, KMP announced that it had entered into a purchase and sale agreement with TD to sell those assets, a part of which comprised the 100% equity interest in Kinder Morgan Pony Express Pipeline LLC, to TD for approximately $1.8 billion in cash and approximately $1.5 billion in assumed debt. The sale transaction closed on November 13, 2012. For additional information regarding the acquisition of Pony Express, see Note 3 – Business Combination.
Pony Express is devoting all efforts to converting and constructing the Pony Express pipeline. Construction has not been completed and planned principal operations have not yet commenced as of June 30, 2014. There was no material financial statement activity during the period in which Pony Express was owned by KMP, which includes the period from inception (September 8, 2011) through December 31, 2011 and the period from January 1, 2012 through November 12, 2012 (“the Predecessor Periods”). As such, had the balance sheets at November 12, 2012 and December 31, 2011, or the statements of loss, cash flows and member’s equity been presented from inception through November 12, 2012, when TD purchased Pony Express from KMP, as described above, there would be no amounts presented. If financial results had been reported for the Predecessor Periods, those results would have been prepared using the Predecessor’s basis of accounting and thus separated from the Successor’s financial results by a bold vertical black line.

2.	Summary of Significant Accounting Policies
Basis of Presentation
The accompanying financial statements and related notes were prepared in accordance with the accounting principles contained in the Financial Accounting Standards Board’s Accounting Standards Codification, the single source of generally accepted accounting principles in the United States of America (“GAAP”). In this report, the Financial Accounting Standards Board is referred to as the FASB and the FASB Accounting Standards Codification is referred to as the Codification or ASC.
The statements of loss and cash flows for the six months ended June 30, 2014 and 2013 and the statement of member’s equity for the six months ended June 30, 2014 and balance sheet as of June 30, 2014 are unaudited. The statements of loss, statements of cash flows, and statements of member’s equity for the period from November 13, 2012 to December 31, 2012 and the year ended December 31, 2013 and the balance sheets as of December 31, 2013 and 2012 are audited. In the opinion of management, the unaudited interim financial statements have been prepared on the same basis as the audited financial statements and present fairly the financial position for the respective interim periods. The unaudited financial statements for the six months ended June 30, 2014 and 2013 include all normal, recurring adjustments and disclosures that we believe are necessary for a fair presentation of the results for the interim periods. Our financial results for the six months ended June 30, 2014 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2014.

The financial statements for the periods subsequent to November 13, 2012 reflect certain purchase accounting adjustments to apply push-down accounting with respect to the acquisition of Pony Express by TD as discussed in Note 1 – Description of Business. The term “Pony Express” refers to Tallgrass Pony Express Pipeline, LLC, as defined above, regardless of ownership.
Use of Estimates
Certain amounts included in or affecting these financial statements and related disclosures must be estimated, requiring management to make certain assumptions with respect to values or conditions which cannot be known with certainty at the time the financial statements are prepared. These estimates and assumptions affect the amounts reported for assets, liabilities, revenues, and expenses during the reporting period, and the disclosure of contingent assets and liabilities at the date of the financial statements. Management evaluates these estimates on an ongoing basis, utilizing historical experience, consultation with experts and other methods it considers reasonable in the particular circumstances. Nevertheless, actual results may differ significantly from these estimates. Any effects on Pony Express’ business, financial position or results of operations resulting from revisions to these estimates are recorded in the period in which the facts that give rise to the revision become known.
Cash and Cash Equivalents
    Pony Express considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.
TD employs a centralized cash management system. Under this system, Pony Express lends funds on each business day equal to the amount swept from its depository bank account. The total of these loans, less reimbursement payments, is transferred to an interest bearing account on each business day. The net balance of these loans and any balances payable to TD have been periodically recorded as equity contributions or distributions.
Property, Plant and Equipment
Property, plant and equipment for Pony Express are recorded at cost.
Expenditures that increase capacities, improve efficiencies or extend useful lives are capitalized and depreciated over the remaining useful life of the asset or major asset component. We also capitalize certain costs directly related to the construction of assets, including internal labor costs, interest and engineering costs.
Routine maintenance, repairs and renewal costs are expensed as incurred. Gains or losses are recognized upon retirement of property, plant and equipment constituting an operating unit or system, and land, when sold or abandoned and costs of removal or salvage are expensed when incurred.
Intangible Assets
Intangible assets arose from the acquisition of rights associated with the ability and regulatory permissions to convert a section of TIGT’s natural gas pipeline, which was subsequently purchased by Pony Express, to crude oil and includes the operational and financial benefits that accrue due to those rights and the ability to make that asset more valuable (“Pony Express oil conversion use rights”). We account for the intangible asset associated with the Pony Express oil conversion use rights in accordance with ASC 805 which established that an intangible asset is identifiable if it meets either the separability criterion or the contractual-legal criterion. Further, in accordance with ASC 805, contract-based intangible assets represent the value of rights that arise from contractual arrangements. Use rights such as drilling, water, air, timber cutting, and route authorities are an example of contract-based intangible assets. These intangible assets are amortized on a straight-line basis over a period of 35 years, the period of expected future benefit.
Impairment of Long-Lived Assets
    Pony Express reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss results when the estimated undiscounted future net cash flows expected to result from the asset’s use and its eventual disposition are less than its carrying amount.
Pony Express assesses its long-lived assets for impairment in accordance with the relevant Codification guidance. A long-lived asset is tested for impairment whenever events or changes in circumstances indicate its carrying amount may exceed its fair value.
Examples of long-lived asset impairment indicators include:
• a significant decrease in the market value of a long-lived asset or group;
• a significant adverse change in the extent or manner in which a long-lived asset or asset group is being used or in its physical condition;

• a significant adverse change in legal factors or in the business climate could affect the value of a long-lived asset or asset group, including an adverse action or assessment by a regulator which would exclude allowable costs from the rate-making process;
• an accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of the long-lived asset or asset group;
• a current period operating cash flow loss combined with a history of operating cash flow losses or a projection or forecast that demonstrates continuing losses associated with the use of a long-lived asset or asset group; and
• a current expectation that, more likely than not, a long-lived asset or asset group will be sold or otherwise disposed of significantly before the end of its previously estimated useful life.
When an impairment indicator is present, Pony Express first assesses the recoverability of the long-lived assets by comparing the sum of the undiscounted future cash flows expected to result from the use and eventual disposition of the asset to the carrying amount of the asset. If the carrying amount is higher than the undiscounted future cash flows, the fair value of the assets is assessed using a discounted cash flow analysis and used to determine the amount of impairment, if any, to be recognized.
Commitments and Contingencies
Pony Express recognizes liabilities for other commitments and contingencies when, after fully analyzing the available information, Pony Express determines it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. When a range of probable loss can be estimated, Pony Express accrues the most likely amount.
Environmental Costs
Pony Express expenses or capitalizes, as appropriate, environmental expenditures that relate to current operations. Pony Express expenses amounts that relate to an existing condition caused by past operations that do not contribute to current or future revenue generation. Pony Express does not discount environmental liabilities to a net present value, and records environmental liabilities when environmental assessments and/or remedial efforts are probable and costs can be reasonably estimated. Recording of these accruals coincides with the completion of a feasibility study or a commitment to a formal plan of action. Estimates of environmental liabilities are based on currently available facts and presently enacted laws and regulations taking into consideration the likely effects of other factors including our prior experience in remediating contaminated sites, other companies’ clean-up experience and data released by government organizations. Pony Express’ estimates are subject to revision in future periods based on actual cost or new information.
Fair Value
Fair value, as defined in the Codification, is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, or exit price. Pony Express applies the fair value measurement guidance to nonfinancial assets and liabilities upon the acquisition of a business or in conjunction with the measurement of an impairment loss on an asset group under the accounting guidance for the impairment of long-lived assets.
The fair value measurement accounting guidance requires that Pony Express make assumptions that market participants would use in pricing an asset or liability based on the best information available. These factors include nonperformance risk (the risk that the obligation will not be fulfilled) and credit risk of the reporting entity (for liabilities) and of the counterparty (for assets). The fair value measurement guidance prohibits the inclusion of transaction costs and any adjustments for blockage factors in determining the instruments’ fair value. The principal or most advantageous market should be considered from the perspective of the reporting entity.
Fair value, where available, is based on observable market prices. Where observable market prices or inputs are not available, different valuation models and techniques are applied. These models and techniques attempt to maximize the use of observable inputs and minimize the use of unobservable inputs. The process involves varying levels of management judgment, the degree of which is dependent on the price transparency of the instruments or market and the instruments’ complexity.
To increase consistency and enhance disclosure of fair value, the Codification creates a fair value hierarchy to prioritize the inputs used to measure fair value into three categories. An asset or liability’s level within the fair value hierarchy is based on the lowest level of input significant to the fair value measurement, where Level 1 is the highest and Level 3 is the lowest. The three levels are defined as follows:
• Level 1 Inputs—quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date;

• Level 2 Inputs—inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. If the asset or liability has a specified (contractual) term, a Level 2 input must be observable for substantially the full term of the asset or liability; and
• Level 3 Inputs—unobservable inputs for the asset or liability. These unobservable inputs reflect the entity’s own assumptions about the assumptions that market participants would use in pricing the asset or liability, and are developed based on the best information available in the circumstances (which might include the reporting entity’s own data).
Any transfers between levels within the fair value hierarchy are recognized at the end of the reporting period. There were no financial instruments measured at fair value on a recurring basis for the periods presented. See Note 3 – Business Combinations for information about fair value measurements on a nonrecurring basis.
Income Taxes
Pony Express is a limited liability company that has elected to be treated as a partnership for income tax purposes. Accordingly, no provision for federal or state income taxes has been recorded in the financial statements of Pony Express and the tax effects of Pony Express’ activities accrue to its Member.
New Accounting Pronouncements Adopted
ASU No. 2014-10, “Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements, Including an Amendment to Variable Interest Entities Guidance in Topic 810, Consolidation”
In June 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update No. 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements, Including an Amendment to Variable Interest Entities Guidance in Topic 810, Consolidation. ASU 2014-10 removes all incremental financial reporting requirements from GAAP for development stage entities, including the elimination of the distinction of a development stage entity and certain related disclosure requirements, and the elimination of inception-to-date information on the statements of operations, cash flows and stockholders’ equity. For nonpublic entities, the amendments in ASU 2014-10 will be effective prospectively for annual reporting periods beginning after December 15, 2014, and interim periods beginning after December 15, 2015; however, early adoption is permitted. Pony Express adopted ASU No. 2014-10 effective for all periods presented. As a result , the statements of loss and cash flows presented in this report exclude reporting for the period from inception through June 30, 2014.
Accounting Pronouncements Issued But Not Yet Effective
Accounting Standards Update (“ASU”) No. 2014-09, “Revenue from Contracts with Customers (Topic 606)”
In May 2014, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). ASU 2014-09 provides a comprehensive and converged set of principles-based revenue recognition guidelines which supersede the existing industry and transaction-specific standards. The core principle of the new guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve this core principle, entities must apply a five step process to (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; and (5) recognize revenue when (or as) the entity satisfies a performance obligation. ASU 2014-09 also mandates disclosure of sufficient information to enable users of financial statements to understand the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. The disclosure requirements include qualitative and quantitative information about contracts with customers, significant judgments and changes in judgments, and assets recognized from the costs to obtain or fulfill a contract.
The amendments in ASU 2014-09 are effective for nonpublic entities for annual reporting periods beginning after December 15, 2017, and for interim periods within annual periods beginning after December 15, 2018. Early application is permitted beginning with annual reporting periods after December 15, 2016, including interim periods within that reporting period. The adoption of ASU 2014-09 is not expected to have a material impact on Pony Express’ financial position and results of operations.

3.	Business Combinations
On November 13, 2012, TD completed the acquisition of certain assets from KMP for approximately $1.8 billion in cash and approximately $1.5 billion of assumed debt, including a 100% equity interest in Pony Express, as discussed in Note 1 – Description of Business. Of the approximately $1.8 billion in cash paid to acquire the net assets, $106.0 million was allocated to Pony Express.
The $106.0 million purchase price allocated to Pony Express consisted entirely of intangible asset value for the Pony Express oil conversion use rights associated with the rights of way and the operational and financial benefits that accrue to TD. To appropriately value the Pony Express oil conversion use rights, TD considered the following: (a) valuation of rights of way relating to the strips of land where pipelines are installed either above or beneath the ground; (b) the greenfield construction cost of an oil pipeline and the related physical obsolescence of the pipelines acquired and (c) the cost of reproduction of the oil pipeline construction and discounting based on the appropriate age of the assets acquired. The purchase price allocation was finalized in the fourth quarter of 2013 with no material adjustments.

4.	Related Party Transactions
Pursuant to the terms of a Purchase and Sale Agreement dated August 1, 2012 (“Pony Express PSA”), Pony Express is reimbursing TIGT for all costs TIGT incurs with respect to the Replacement Gas Facilities, as more fully described in Note 5 – Property, Plant and Equipment and Intangible Assets.
Due to the cash management agreement discussed in “—Cash and Cash Equivalents” in Note 2 – Summary of Significant Accounting Policies, intercompany balances between Pony Express and other KMI or KMP entities (prior to November 13, 2012) and TD (beginning November 13, 2012) were periodically settled and treated as equity contributions or distributions.
Pony Express did not have any outstanding balances with affiliates as of June 30, 2014 or December 31, 2013 and 2012.

5.	Property, Plant and Equipment and Intangible Assets
All of the Pony Express property, plant and equipment are reported in the line item “Construction work-in-process” on the balance sheets until the pipeline is placed in service.
During the fourth quarter of 2013, Pony Express closed the purchase of the Pony Express Assets from TIGT. Pursuant to the Pony Express PSA, TD paid TIGT approximately $83.0 million, the net book value of the Pony Express Assets at the date of transfer. This transaction was accounted for as a transaction between entities under common control.
Pursuant to the terms of the PSA, Pony Express is reimbursing TIGT for all costs TIGT incurs with respect to the Pony Express Abandonment including, but not limited to, development costs, capital costs and related interest costs associated with the construction of certain gas facilities necessary to maintain existing natural gas service on the TIGT system (the “Replacement Gas Facilities”). The Replacement Gas Facilities are required as part of the Pony Express Abandonment and are required in order for TIGT to continue existing service to customers after having sold approximately 430 miles of natural gas pipeline, and associated rights of way and certain other equipment, to Pony Express. During the six months ended June 30, 2014 and the year ended December 31, 2013, Pony Express made reimbursements to TIGT of $67.1 million and $34.7 million, respectively, related to expenditures for the Replacement Gas Facilities.
Intangible assets consist of the Pony Express oil conversion use rights as discussed in Note 3 – Business Combinations. A summary of amortized intangible assets is as follows:

	June 30, 2014	December 31, 2013	December 31, 2012
	(unaudited)
	(in thousands)
Pony Express oil conversion use rights	$105,973	$105,973	$105,973
Accumulated amortization	(4,920)	(3,406)	(378)
Intangible assets, net	$101,053	$102,567	$105,595
Amortization of intangible assets was approximately $1.5 million, $3.0 million, and $0.4 million for the six months ended June 30, 2014, the year ended December 31, 2013, and the period from November 13, to December 31, 2012, respectively. The estimated amortization expense for these intangible assets is approximately $3.0 million for each of years 2014 through 2018.

6.	Commitments and Contingent Liabilities
Leases
Pony Express entered into a lease agreement with Deeprock Development, LLC (“Deeprock”), an unconsolidated affiliate of TD, on November 7, 2012. The agreement is for the use by Pony Express of storage capacity at the Deeprock tank storage facility near Cushing, Oklahoma and will commence on the first day of the first month immediately following the day the pipeline becomes operational. The lease has a five year term. Lease payments will have two components; a fixed charge of $1.3 million per month and a volumetric charge for barrels delivered in excess of a base volume. Pony Express will also make an upfront payment of $11.1 million, of which $4.6 million was paid in 2013 and the remainder of which will be paid when the lease goes into effect. The upfront payments are recorded as “other deferred charges” on the accompanying balance sheets and will be amortized over the lease term. Pony Express has the right to extend the term of the lease for additional periods of five or two years, not to exceed a total of twenty years from when the lease commences.
Pony Express has no other significant lease agreements in place.
Capital Expenditures
Approximately $131.7 million was committed for the future purchase of property, plant and equipment at June 30, 2014.

7.	Regulatory Matters
On November 30, 2012 in Docket No. OR12-26-000, the FERC Commission issued a declaratory order approving a number of requested findings regarding oil transportation rate, contract and tariff terms concerning Pony Express’ plan to convert a 430 mile segment of a gas pipeline and construct new facilities to provide a new pipeline transportation system for crude oil from Guernsey, Wyoming to various destinations in Cushing, Oklahoma, including the use of joint committed rates with a pipeline upstream of Guernsey, Belle Fourche Pipeline Company (“Belle Fourche”). The November 30, 2012 declaratory order also made findings regarding certain contract and tariff provisions of Belle Fourche relating to the proposed services.
On December 21, 2012 in Docket No. OR13-5-000 the Commission issued a second declaratory order which made further findings regarding certain proposed rate, contract and tariff provisions, including joint rates, involving transportation via Hiland Crude, LLC (“Hiland”) from points upstream of Guernsey.
        On June 30, 2014 in Docket No. OR14-25-000 the Commission issued a third declaratory order which made further findings regarding certain proposed rates, contract and tariff provisions, involving local transportation services on Pony Express via the Northeast Colorado Lateral under construction in Weld County, Colorado, which will interconnect with the Pony Mainline near Sterling, Colorado.
The above mentioned declaratory orders confirm tariff provisions and contracts between Pony Express and its committed shippers, and no further action is required for construction of the pipeline system between Guernsey, Wyoming and Cushing, Oklahoma. Additionally, Docket OR12-26-000 approved the pass through of costs from TIGT to Pony Express and indicated recovery of these costs is consistent with the ratemaking principle that the carrier should have the opportunity to recover its prudently-incurred costs of providing service.

8.	Legal and Environmental Matters
Legal
Pony Express may be a defendant in various lawsuits arising from the day-to-day operations of its businesses, including conversion and construction activities. Although no assurance can be given, Pony Express believes, based on its experiences to date, that the ultimate resolution of such routine items will not have a material adverse impact on its business, financial position, and results of operations or cash flows.
Environmental
Pony Express is subject to a variety of federal, state and local laws that regulate permitted activities relating to air and water quality, waste disposal, and other environmental matters. Pony Express believes that compliance with these laws will not have a material adverse impact on its business, cash flows, financial position or results of operations. However, there can be no assurances that future events, such as changes in existing laws, the promulgation of new laws, or the development of new facts or conditions will not cause Pony Express to incur significant costs.

9.	Subsequent Events
Issuance of Preferred Interest
Effective September 1, 2014, TEP acquired a 33.3% preferred interest in Pony Express for total consideration of approximately $600 million, consisting of $597 million in cash and 70,340 TEP common units with an aggregate fair value of approximately $3 million based on the September 4, 2014 closing price. Pony Express, TD, and TEP entered into a Second Amended and Restated Limited Liability Company Agreement of Pony Express effective September 1, 2014, which sets forth the relative rights of TD and TEP as the owners of Pony Express. Under the terms of the transaction agreements, TEP contributed $570 million in cash to Pony Express, paid $27 million of cash to TD and issued 70,340 common units to TD. Of the $570 million cash consideration received by Pony Express, $300 million was immediately distributed to TD at closing and $270 million is maintained by Pony Express to fund the estimated remaining costs of construction for the Pony Express Mainline and the Northeast Colorado Lateral. The $270 million cash balance was subsequently swept to TD under a cash management agreement between Pony Express and TD and was recorded as an interest bearing intercompany loan.
The terms of the transaction provide TEP a minimum quarterly preference payment of $16.65 million through the quarter ending September 30, 2015 (pro-rated to approximately $5.4 million for the quarter ending September 30, 2014) with distributions thereafter shared in accordance with the terms of the Second Amended and Restated Limited Liability Company Agreement of Pony Express. The acquisition of Pony Express represents a transaction between entities under common control and a change in reporting entity.
Purchase and Sale of Line Fill
In July 2014, Pony Express entered into an agreement with Shell Trading (US) Company (“Shell”) for the purchase of 800,000 barrels of crude oil for line fill on the Pony Express Mainline, which will be sold back to Shell in November 2014. In July 2014 Pony Express paid a deposit of $20 million and TD issued a letter of credit for $20 million and a parent guarantee of $40 million to Shell on behalf of Pony Express.